Exhibit 3.3

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

xpedx Holding Company

FIRST. Name. The name of the corporation is xpedx Holding Company (the “Corporation”).

SECOND. Registered Office and Agent. The Corporation’s registered office in the State of Delaware is at [Address], in the City of [City], County of [County], [Zip Code]. The name of its registered agent at such address is [                    ].

THIRD. Purpose. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (as amended from time to time, the “DGCL”).

FOURTH. Perpetual Existence. The Corporation is to have perpetual existence.

FIFTH. Capital Stock. The total number of shares of stock which the Corporation shall have authority to issue is [                    ], consisting of (x) [                ] shares of common stock, par value $[0.01] per share (the “Common Stock”), and (y) [                ] shares of preferred stock, par value $[0.01] per share (the “Preferred Stock”), issuable in one or more series as hereinafter provided.

(a) Common Stock. Except as otherwise provided (i) by the DGCL, (ii) by Section (b) of this Article FIFTH or (iii) by resolutions, if any, of the Board of Directors of the Corporation (the “Board of Directors”) fixing the powers, designations, preferences and the relative, participating, optional or other rights of the Preferred Stock, or the qualifications, limitations or restrictions thereof, the entire voting power of the shares of the Corporation for the election of directors and for all other purposes shall be vested exclusively in the Common Stock. Each holder of Common Stock shall be entitled to one vote for each share of Common Stock held of record by such holder upon all matters to be voted on by the holders of the Common Stock; provided, however, that, except as otherwise required by law or by the terms of any series of Preferred Stock, holders of Common Stock shall not be entitled to vote on any amendment to this Certificate of Incorporation (including any certificate of designation relating to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Amended and Restated Certificate of Incorporation (including any certificate of designation relating to any series of Preferred Stock) or pursuant to the DGCL. Each holder of Common Stock shall be entitled to participate equally in all dividends payable with respect to the Common Stock and to share equally, subject to any rights and preferences of the Preferred Stock (as fixed by resolutions, if any, of the Board of Directors), in the assets of the Corporation available for distribution, in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, or upon any distribution of the assets of the Corporation.

(b) Preferred Stock. Subject to the provisions of this Amended and Restated Certificate of Incorporation, the Board of Directors is authorized to provide for the issuance of shares of Preferred Stock in one or more series and to fix from time to time by resolution or resolutions the number of shares of any series of Preferred Stock, and to determine the designation, voting powers, preferences and relative, participating, optional or other special rights, and the qualifications, limitations and restrictions thereof, of any such series. The authority of the Board of Directors with respect to each series shall include, but not be limited to, determination of the following:

(i) The number of shares constituting that series which the Board may thereafter (except where otherwise provided in the resolution or resolutions) increase or decrease (but not below the number of shares then outstanding) and the designation of that series;

(ii) The dividend rate or rates on the shares of that series, if any, the terms and conditions upon which and the periods in respect of which dividends shall be payable, whether dividends shall be cumulative, and, if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of that series;

(iii) Whether the holders of that series shall have voting rights, in addition to the voting rights provided by applicable law, and, if so, the terms of such voting rights;

(iv) Whether that series shall have conversion or exchange privileges, and, if so, the terms and conditions of such conversion, including provision for adjustment of the conversion or exchange rate in such events as the Board of Directors shall determine;

(v) Whether or not the shares of that series shall be redeemable, and, if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable, and the amount per share payable in the event of redemption, which amount may vary under different conditions and at different redemption dates;

(vi) Whether that series shall have a sinking fund for the redemption or purchase of shares of that series, and, if so, the terms and amount of such sinking fund;

(vii) The rights of the shares of that series in the event of voluntary or involuntary liquidation, distribution of assets, dissolution or winding up of the Corporation, and the relative rights of priority, if any, of payment of shares of that series; and

(viii) Any other relative rights, powers and preferences, and the qualifications, limitations and restrictions thereof, of that series.

SIXTH. Board of Directors. The following provisions are inserted for the management of the business and for the conduct of the affairs of the Corporation and for the purpose of creating, defining, limiting and regulating the powers of the Corporation and its Board of Directors and stockholders:

(a) Number of Directors. The number of directors initially shall be 9. Subject to the special rights of the holders of any class or series of stock to elect directors, the precise number of directors shall be fixed exclusively pursuant to a resolution adopted by the Board of Directors.

(b) Election; Term of Office; Vacancies and Newly Created Directorships. Except as otherwise provided by applicable law, the Board of Directors shall be elected at the annual meeting of stockholders to serve one-year terms until successors shall have been duly elected and shall have qualified.

Subject to the rights of the holders of any one or more series of Preferred Stock then outstanding, newly created directorships resulting from any increase in the authorized number of directors or any vacancies in the Board of Directors resulting from death, resignation, retirement, disqualification, removal from office or other cause shall be filled solely by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of the Board of Directors. Any director so chosen shall hold office until the next annual meeting and until his successor shall be elected and qualified. No decrease in the number of directors shall shorten the term of any incumbent director.

Except for such additional directors, if any, as are elected by the holders of any series of Preferred Stock as provided for or fixed pursuant to the provisions of Article FIFTH hereof, any director, or the entire Board of Directors, may be removed from office at any time, but only (i) for cause by an affirmative vote of the holders of at least a majority of the Voting Stock or (ii) at any special meeting of the stockholders called by the Board of Directors or by the chairman of the Board of Directors for this purpose.

During any period when the holders of any series of Preferred Stock have the right to elect additional directors as provided for or fixed pursuant to the provisions of Article FIFTH hereof, then upon commencement and for the duration of the period during which such right continues: (i) the then otherwise total authorized number of directors of the Corporation shall automatically be increased by such specified number of directors, and the holders of such Preferred Stock shall be entitled to elect the additional directors so provided for or fixed pursuant to said provisions, and (ii) each such additional director shall serve until such director’s successor shall have been duly elected and qualified, or until such director’s right to hold such office terminates pursuant to said provisions, whichever occurs earlier, subject to his earlier death, disqualification, resignation or removal. Except as otherwise provided by the Board of Directors in the resolution or resolutions establishing such series, whenever the holders of any series of Preferred Stock having such right to elect additional directors are divested of such right pursuant to the provisions of such stock, the terms of office of all such additional directors elected by the holders of such stock, or elected to fill any vacancies resulting from the death, resignation, disqualification or removal of such additional directors, shall forthwith terminate and the total authorized number of directors of the Corporation shall be reduced accordingly.

(c) Corporate Power and Authority. All corporate powers and authority of the Corporation (except as at the time otherwise provided by applicable law, by this Amended and Restated Certificate of Incorporation or by the bylaws of the Corporation) shall be vested in and exercised by the Board of Directors.

(d) Election. Elections of directors need not be by written ballot unless the bylaws of the Corporation shall so provide.

SEVENTH. Indemnification.

(a) Limitation of Liability.

(i) To the fullest extent permitted by the DGCL as it now exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader exculpation rights than permitted prior thereto), a director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages arising from a breach of fiduciary duty as a director.

(ii) Any repeal or modification of subparagraph (i) of this Section (a) of Article SEVENTH shall not adversely affect any right or protection of a director existing hereunder with respect to any act or omission occurring at or prior to the time of such repeal or modification.

(b) Right to Indemnification. Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact that he or she or a person of whom he or she is the legal representative is or was or has agreed to become a director or an officer of the Corporation or, while serving as a director or officer, is or was serving or has agreed to serve at the request of the Corporation as a director, officer, employee, agent or trustee of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (hereinafter an “indemnitee”), whether the basis of such proceeding is action alleged to have been taken or omitted in an official capacity as a director or officer, or in any other capacity while serving or having agreed to serve as a director, officer, employee, agent or trustee, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the DGCL, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than such law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including, without limitation, attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such indemnitee in connection therewith; provided, however, that, except as provided in Section (d) of this Article SEVENTH with respect to proceedings to enforce rights to indemnification, the Corporation shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board of Directors.

(c) Right to Advancement of Expenses. In addition to the right to indemnification conferred in Section (b) of this Article SEVENTH, an indemnitee shall to the fullest extent not prohibited by the DGCL have the right to be paid by the Corporation the expenses (including attorneys’ fees) incurred in defending any such proceeding in advance of its final disposition (hereinafter an “advancement of expenses”); provided, however, that, if the DGCL requires, an advancement of expenses shall be made only upon delivery to the Corporation of an undertaking (hereinafter an “undertaking”), by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (hereinafter a “final adjudication”) that such indemnitee is not entitled to be indemnified for such expenses under this Section (c) of Article SEVENTH or otherwise.

(d) Procedure for Indemnification. Any claim for indemnification or advancement of expenses (including attorneys’ fees, costs and charges) under Sections (b) and (c) of this Article SEVENTH shall be made promptly, and in any event within forty-five days (or, in the case of an advance of expenses, twenty days, provided that the undertaking contemplated by Section (c) of this Article SEVENTH, if required, has been delivered to the Corporation), upon the written request of the indemnitee. If any claim for indemnification is not paid in full within 45 days or any claim for advancement of expenses is not paid in full within 20 days, the indemnitee shall thereupon (but not before) be entitled to file suit to recover the unpaid amount of the claim in the Court of Chancery (as defined in Section (m) of this Article SEVENTH). Such indemnitee’s costs and expenses incurred in connection with successfully establishing his or her right to indemnification, in whole or in part, in any such action shall also be indemnified by the Corporation. It shall be a defense to any action by an indemnitee for indemnification or the advance of expenses (other than an action brought to enforce a claim for the advance of expenses where the undertaking required pursuant to Section (c) of this Article SEVENTH, if any, has been tendered to the Corporation) that the claimant has not met the standards of conduct which make it permissible under the DGCL for the Corporation to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the Corporation. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because such person has met the applicable standard of conduct set forth in the DGCL, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel or its stockholders) that the claimant has not met such applicable standard of conduct, shall create a presumption that the claimant has not met the applicable standard of conduct.

(e) Insurance. The Corporation may purchase and maintain insurance on its own behalf and on behalf of any person who is or was or has agreed to become a director, officer, employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, limited liability company, trust, association or other enterprise against any expense, liability or loss asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the Corporation would have the power to indemnify such person against such expenses, liability or loss under the DGCL.

(f) Service for Subsidiaries. Any director or officer serving, or who has served, as a director, officer, trustee or employee of another corporation or of a partnership, joint venture, limited liability company, trust, association or other enterprise, at least 50% of whose equity interests or assets are owned, directly or indirectly, by the Corporation (a “subsidiary” for this Article SEVENTH) shall be conclusively presumed to be, or to have been, serving in such capacity at the request of the Corporation.

(g) Reliance. Persons who after the date of the adoption of this provision become or remain directors or officers of the Corporation or who, while a director or officer of the Corporation, become or remain a director, officer, employee or agent of a subsidiary, shall be conclusively presumed to have relied on the rights to indemnity, advancement of expenses and other rights contained in this Article SEVENTH in entering into or continuing such service. The rights to indemnification and to the advance of expenses conferred in this Article SEVENTH shall apply to claims made against an indemnitee arising out of acts or omissions which occurred or occur both prior and subsequent to the adoption hereof.

(h) Nature of Rights. The rights conferred upon indemnitees in this Article SEVENTH shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a director, officer or trustee and shall inure to the benefit of the indemnitee’s heirs, executors and administrators. Any amendment, alteration or repeal of this Article SEVENTH that adversely affects any right of an indemnitee or its successors shall be prospective only and shall not limit or eliminate any such right with respect to any proceeding involving any occurrence or alleged occurrence of any action or omission to act that took place prior to such amendment or repeal.

(i) Other Rights; Continuation of Right to Indemnification. The provisions of this Article SEVENTH shall be in addition to and not in limitation of any other rights, indemnities, or limitations of liability to which any director or officer may now or in the future be entitled, as a matter of law or under any by-law, agreement, vote of stockholders or disinterested directors or otherwise. All rights to indemnification under this Article SEVENTH shall be deemed to be a contract between the Corporation and each person entitled to indemnification under Section (b) of this Article SEVENTH at any time while this Article SEVENTH is in effect. Any repeal or modification of this Article SEVENTH or any repeal or modification of relevant provisions of the DGCL or any other applicable laws shall not in any way diminish any rights to indemnification and advancement of expenses of such person entitled to indemnification under Section (b) of this Article SEVENTH or the obligations of the Corporation arising hereunder with respect to any actual or threatened action, suit or proceeding arising out of, or relating to, any actions, transactions or facts occurring prior to the final adoption of such repeal or modification.

(j) Savings Clause. If this Article SEVENTH or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Corporation shall nevertheless indemnify and advance expenses to each person entitled to indemnification under this Article SEVENTH as to all expense, liability and loss (including attorneys’ fees and related disbursements, judgments, fines, ERISA excise taxes and penalties, penalties and amounts paid or to be paid in settlement) actually and reasonably incurred or suffered by such person and for which indemnification or advancement of expenses is available to such person pursuant to this Article SEVENTH to the fullest extent permitted by any applicable portion of this Article SEVENTH that shall not have been invalidated.

(k) Indemnification of Employees and Agents of the Corporation. The Corporation may, to the extent authorized from time to time by the Board of Directors, grant rights to indemnification and to the advancement of expenses to any employee or agent of the Corporation to the fullest extent of the provisions of this Article SEVENTH with respect to the indemnification and advancement of expenses and of the Corporation.

(l) Definition. For purposes of this Article SEVENTH, references to the “Corporation” shall include, in addition to the Corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger, including without limitation, prior to (or, in the case of an entity specifically designated in a resolution of the Board of Directors, after) the adoption of this Certificate of Incorporation and which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this Article SEVENTH with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued.

(m) The Court of Chancery of the State of Delaware (the “Court of Chancery”) shall have exclusive jurisdiction to hear and determine all actions for indemnification or advancement of expenses brought with respect to this Article SEVENTH, and the Court of Chancery may summarily determine the Corporation’s obligation to advance expenses (including attorneys’ fees) under this Article SEVENTH.

EIGHTH. Meetings of Stockholders.

(a) Action by Written Consent. Any action which may be taken at any meeting of stockholders may be taken without a meeting and without prior notice if a consent in writing setting forth the action so taken is (i) initiated by holders of no less than twenty percent (20%) of the total votes entitled to be cast by the holders of all the outstanding capital stock of the Corporation entitled to vote generally in an election of directors (the “Voting Stock”), (ii) signed by the holders having not less than the minimum number of votes necessary to authorize or take such action at a meeting at which all shares of the Corporation’s stock entitled to vote thereon were present and voted and (iii) delivered to the Corporation to its registered office in the State of Delaware, the Corporation’s principal place of business or the secretary of the Corporation. Every written consent shall bear the date of signature of each stockholder who signs the consent and no written consent shall be effective to take the corporate action referred to therein unless, within sixty (60) days of the date the earliest dated consent is delivered to the Corporation, a written consent or consents signed by a sufficient number of holders to take such action are delivered to the Corporation by delivery to the Corporation’s registered office in the State of Delaware, the Corporation’s principal place of business or the secretary of the Corporation. Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent shall be given to those stockholders who have not consented in writing and who, if the action had been taken at a meeting, would have been entitled to notice of the meeting if the record date for notice of such meeting had been the date that written consents signed by a sufficient number of holders were delivered to the Corporation as provided for in this Article EIGHTH.

(b) Special Meetings of Stockholders. Subject to the special rights of the holders of any series of Preferred Stock and to the requirements of applicable law, special meetings of the stockholders of the Corporation for any purpose or purposes may be called at any time only by (i) the chairman of the Board of Directors, (ii) the Board of Directors pursuant to a resolution of the Board of Directors adopted by a majority of the total number of directors then in office or (iii) the holders of no less than twenty percent (20%) of the Voting Stock, and may not be called by any other person, persons or entity. Except as otherwise required by law, the business conducted at a special meeting of stockholders of the Corporation shall be limited exclusively to the business set forth in the Corporation’s notice of meeting, and the individual or group calling such meeting shall have exclusive authority to determine the business included in such notice. Any special meeting of the stockholders shall be held either within or without the State of Delaware, at such place, if any, and on such date and time, as shall be specified in the notice of such special meeting.

NINTH. Business Opportunities. To the fullest extent permitted by Section 122(17) of the DGCL (or any successor provision) and except as may be otherwise expressly agreed in writing by the Corporation and any of UWW Holdings, LLC, Bain Capital Fund VII, L.P. and their respective affiliates (each, an “Investor” and together, the “Investors”), the Corporation, on behalf of itself and its subsidiaries, renounces and waives any interest or expectancy of the Corporation and its subsidiaries in, or in being offered an opportunity to participate in, directly or indirectly, any potential transactions, matters or business opportunities (including, without limitation, any business activities or lines of business that are the same as or similar to those pursued by, or competitive with, the Corporation or any of its subsidiaries) that are from time to time presented to any of the Investors or any of their respective officers, directors, members, partners or employees (each, an “Investor Party” and together, the “Investor Parties”), even if the transaction, matter or opportunity is one that the Corporation or its subsidiaries might reasonably be deemed to have pursued or had the ability or desire to pursue if granted the opportunity to do so and, to the fullest extent permitted by law, no such Investor Party shall be liable to the Corporation or any of its subsidiaries or Affiliates for breach of any fiduciary or other duty, as a director or officer or otherwise, by reason of the fact that such person pursues, acquires or participates in such business opportunity, directs such business opportunity to another person or fails to present such business opportunity, or information regarding such business opportunity, to the Corporation or its subsidiaries, in each case provided that such business opportunity was not presented or offered to the Investor or an Investor Party initially in its, his or her capacity as a director, officer, employee or agent of the Corporation. Any person or entity purchasing or otherwise acquiring any interest in any shares of stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article NINTH. Neither the alteration, amendment or repeal of this Article NINTH, nor the adoption of any provision of this Amended and Restated Certificate of Incorporation inconsistent with this Article NINTH, nor, to the fullest extent permitted by Delaware law, any modification of law, shall eliminate or reduce the effect of this Article NINTH in respect of any business opportunity first identified or any other matter occurring, or any cause of action, suit or claim that, but for this Article NINTH, would accrue or arise, prior to such alteration, amendment, repeal, adoption or modification. If any provision or provisions of this Article NINTH shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever: (a) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Article NINTH (including, without limitation, each portion of any paragraph of this Article NINTH containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby and (b) to the fullest extent possible, the provisions of this Article NINTH (including, without limitation, each such portion of any paragraph of this Article NINTH containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to permit the Corporation to protect its directors, officers, employees and agents from personal liability in respect of their good faith service to or for the benefit of the Corporation to the fullest extent permitted by law. This Article NINTH shall not limit any protections or defenses available to, or indemnification or advancement rights of, any director or officer of the Corporation under this Amended and Restated Certificate of Incorporation, the bylaws of the Corporation or applicable law.

TENTH. Interested Stockholder Transactions.

(a) Section 203 of the DGCL. The Corporation elects not to be governed by Section 203 of the DGCL, “Business Combinations With Interested Stockholders”, as permitted under and pursuant to subsection (b)(3) of Section 203 of the DGCL.

(b) Interested Stockholder Transactions. Notwithstanding any other provision in this Amended and Restated Certificate of Incorporation to the contrary, the Corporation shall not engage in any Business Combination (as defined hereinafter) with any Interested Stockholder (as defined hereinafter) for a period of three (3) years following the time that such stockholder became an Interested Stockholder, unless:

(i) prior to such time the Board of Directors approved either the Business Combination or the transaction which resulted in such stockholder becoming an Interested Stockholder; or

(ii) upon consummation of the transaction which results in such stockholder becoming an Interested Stockholder, such stockholder owned at least eighty-five percent (85%) of the Voting Stock of the Corporation outstanding at the time the transaction commenced, excluding for purposes of determining the Voting Stock outstanding (but not the outstanding Voting Stock owned by such Interested Stockholder) those shares owned (i) by Persons (as defined hereinafter) who are directors and also officers of the Corporation and (ii) employee stock plans of the Corporation in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

(iii) at or subsequent to such time as the Business Combination is approved by the Board of Directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding Voting Stock which is not owned by such Interested Stockholder.

(c) Exceptions to Prohibition on Interested Stockholder Transactions. The restrictions contained in this ARTICLE TENTH shall not apply if:

(i) a stockholder becomes an Interested Stockholder inadvertently and (A) as soon as practicable divests itself of ownership of sufficient shares so that the stockholder ceases to be an Interested Stockholder; and (B) would not, at any time within the three (3) year period immediately prior to a Business Combination between the Corporation and such stockholder, have been an Interested Stockholder but for the inadvertent acquisition of ownership.

(ii) the Business Combination is proposed prior to the consummation or abandonment of and subsequent to the earlier of the public announcement or the notice required hereunder of a proposed transaction which (A) constitutes one (1) of the transactions described in the second sentence of this Section (c)(ii) of ARTICLE TENTH; (B) is with or by a Person who either was not an Interested Stockholder during the previous three (3) years or who became an Interested Stockholder with the approval of the Board of Directors; and (C) is approved or not opposed by a majority of the directors then in office (but not less than one (1)) who were directors prior to any Person becoming an Interested Stockholder during the previous three (3) years or were recommended for election or elected to succeed such directors by a majority of such directors. The proposed transactions referred to in the preceding sentence are limited to (x) a merger or consolidation of the Corporation (except for a merger in respect of which, pursuant to Section 251(f) of the DGCL, no vote of the stockholders of the Corporation is required); (y) a sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions), whether as part of a dissolution or otherwise, of assets of the Corporation or of any direct or indirect majority-owned subsidiary of the Corporation (other than to any direct or indirect wholly-owned subsidiary or to the Corporation) having an aggregate market value equal to fifty percent (50%) or more of either the aggregate market value of all of the assets of the Corporation determined on a consolidated basis or the aggregate market value of all the outstanding Stock (as defined hereinafter) of the Corporation; or (z) a proposed tender or exchange offer for fifty percent (50%) or more of the outstanding Voting Stock of the Corporation. The Corporation shall give not less than 20 days’ notice to all Interested Stockholder prior to the consummation of any of the transactions described in clause (x) or (y) of the second sentence of this Section (c)(ii) of ARTICLE TENTH.

(d) Definitions. As used in this ARTICLE TENTH only, and unless otherwise provided by the express terms of this ARTICLE TENTH, the following items shall have the meanings ascribed to them as set forth in this ARTICLE TENTH.

(i) “Affiliate” means a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, another Person;

(ii) “Associate,” when used to indicate a relationship with any Person, means: (A) any corporation, partnership, unincorporated association or other entity of which such Person is a director, officer or partner or is, directly or indirectly, the owner of twenty percent (20%) or more of any class of Voting Stock; (B) any trust or other estate in which such Person has at least a twenty percent (20%) beneficial interest or as to which such Person serves as trustee or in a similar fiduciary capacity; and (C) any relative or spouse of such Person, or any relative of such spouse, who has the same residence as such Person;

(iii) “Business Combination” means:

(A) any merger or consolidation of the Corporation or any direct or indirect majority-owned subsidiary of the Corporation with (I) an Interested Stockholder, or (II) with any Person if the merger or consolidation is caused by an Interested Stockholder and as a result of such merger or consolidation Section (c) of ARTICLE TENTH is not applicable to the surviving entity;

(B) any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions), except proportionately as a stockholder of the Corporation, to or with an Interested Stockholder, whether as part of a dissolution or otherwise, of assets of the Corporation or of any direct or indirect majority-owned subsidiary of the Corporation which assets have an aggregate market value equal to ten percent (10%) or more of either the aggregate market value of all the assets of the Corporation determined on a consolidated basis or the aggregate market value of all the outstanding Stock of the Corporation;

(C) any transaction which results in the issuance or transfer by the Corporation or by any direct or indirect majority-owned subsidiary of the Corporation of any Stock of the Corporation or of such subsidiary to an Interested Stockholder, except: (I) pursuant to the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into Stock of the Corporation or any such subsidiary which securities were outstanding prior to the time that such Interested Stockholder became such; (II) pursuant to a merger under Section 251(g) or Section 253 of the DGCL; (III) pursuant to a dividend or distribution paid or made, or the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into Stock of the Corporation or any such subsidiary which security is distributed, pro rata to all holders of a class or series of Stock of the Corporation subsequent to the time an Interested Stockholder became such; (IV) pursuant to an exchange offer by the Corporation to purchase Stock made on the same terms to all holders of such Stock; or (V) any issuance or transfer of Stock by the Corporation; provided, however, that in no case under items (III)-(V) of this Section (d)(iii)(C) of ARTICLE TENTH shall there be a related increase in an Interested Stockholder’s proportionate share of the Stock of any class or series of the Corporation or of the Voting Stock of the Corporation;

(D) any transaction involving the Corporation or any direct or indirect majority-owned subsidiary of the Corporation which has the effect, directly or indirectly, of increasing the proportionate share of the Stock of any class or series, or securities convertible into the Stock of any class or series, of the Corporation or of any such subsidiary which is owned by an Interested Stockholder, except as a result of immaterial changes due to fractional share adjustments or as a result of any purchase or redemption of any shares of Stock not caused, directly or indirectly, by the Interested Stockholder; or

(E) any receipt by an Interested Stockholder of the benefit, directly or indirectly (except proportionately as a stockholder of the Corporation), of any loans, advances, guarantees, pledges or other financial benefits (other than those expressly permitted in Sections (d)(iii)(A)-(D) of ARTICLE TENTH) provided by or through the Corporation or any direct or indirect majority-owned subsidiary of the Corporation;

(iv) “Control,” including the terms “controlling,” “controlled by” and “under common control with,” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of the Corporation, whether through the ownership of Voting Stock, by contract or otherwise. A Person who is the owner of twenty percent (20%) or more of the outstanding Voting Stock of any corporation, partnership, unincorporated association or other entity shall be presumed to have control of such entity, in the absence of proof by a preponderance of the evidence to the contrary. Notwithstanding the foregoing, a presumption of control shall not apply where such person holds Voting Stock, in good faith and not for the purpose of circumventing this Article TENTH, as an agent, bank, broker, nominee, custodian or trustee for one or more owners who do not individually or as a group have control of such entity;

(v) “Interested Stockholder” means any Person (other than the Corporation and any direct or indirect majority-owned subsidiary of the Corporation) that (A) is the owner of fifteen percent (15%) or more of the outstanding Voting Stock of the Corporation, or (B) is an Affiliate or Associate of the Corporation and was the owner of fifteen percent (15%) or more of the outstanding Voting Stock of the Corporation at any time within the three (3) year period immediately prior to the date on which it is sought to be determined whether such Person is an Interested Stockholder, and the Affiliates and Associates of such Person. Notwithstanding anything in this ARTICLE TENTH to the contrary, the term “Interested Stockholder” shall not include: (x) Bain Capital Fund VII, L.P., Georgia-Pacific LLC or any of their respective Affiliates or Associates, including any investment funds managed by the investment advisor to Bain Capital Fund VII, L.P., or any other Person with whom any of the foregoing are acting as a group or in concert for the purpose of acquiring, holding, voting or disposing of shares of Stock of the Corporation, so long as a majority of the Voting Stock owned by all Persons in such group, before and after giving effect to any Business Combination involving such group, is owned by one or more of the foregoing; or (y) any Person whose ownership of shares in excess of the fifteen percent (15%) limitation set forth herein is the result of action taken solely by the Corporation, provided, that for purposes of this clause (y), such Person shall be an Interested Stockholder if thereafter such Person acquires additional shares of Voting Stock of the Corporation, except as a result of further action by the Corporation not caused, directly or indirectly, by such Person;

(vi) “Person” means any individual, corporation, partnership, limited liability company, unincorporated association or other entity; and

(vii) “Stock” means, with respect to any corporation, capital stock and, with respect to any other entity, any equity interest.

ELEVENTH. Amendments to the Amended and Restated Certificate of Incorporation and Bylaws.

(a) Amendment of Amended and Restated Certificate of Incorporation. The Corporation reserves the right at any time, and from time to time, to amend, alter or repeal any provision contained in this Amended and Restated Certificate of Incorporation in the manner now or hereafter prescribed by the DGCL, and all rights herein conferred upon stockholders or directors are granted subject to this reservation; provided, however, that any amendment, alteration or repeal of Article SEVENTH, shall not adversely affect any right or protection existing under this Amended and Restated Certificate of Incorporation immediately prior to such amendment, alteration or repeal, including any right or protection of a director thereunder in respect of any act or omission occurring prior to the time of such amendment, modification or repeal. Notwithstanding anything to the contrary contained in this Amended and Restated Certificate of Incorporation, and notwithstanding that a lesser percentage may be permitted from time to time by applicable law, no provision of Articles FIFTH, SIXTH, SEVENTH, EIGHTH, NINTH, TENTH this Article ELEVENTH and Article TWELFTH may be altered, amended or repealed in any respect (including by merger, consolidation or otherwise), nor may any provision or bylaw inconsistent therewith be adopted, unless in addition to any other vote required by this Amended and Restated Certificate of Incorporation or otherwise required by law, such amendment, alteration or repeal is approved by the affirmative vote of the holders of at least a majority of the outstanding Voting Stock.

(b) Adoption, Amendment and Repeal of the Bylaws. The Board of Directors is expressly authorized to amend, alter or repeal the bylaws of the Corporation. Any amendment, alteration or repeal of the bylaws of the Corporation by the Board of Directors shall require the approval of a majority of the Board of Directors then in office. In addition to any other vote otherwise required by applicable law, the stockholders of the Corporation may amend, alter or repeal the bylaws of the Corporation, provided, that any such action shall require the affirmative vote of the holders of at least a majority of the outstanding Common Stock.

TWELFTH. Exclusive Jurisdiction for Certain Actions. Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for (a) any derivative action or proceeding brought on behalf of the Corporation, (b) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders, (c) any action asserting a claim against the Corporation or any director, officer, employee or agent of the Corporation arising pursuant to any provision of the DGCL or the Corporation’s Amended and Restated Certificate of Incorporation or bylaws (as either may be amended from time to time) or (d) any action asserting a claim against the Corporation governed by the internal affairs doctrine, except, as to each of (a) through (d) above, for any claim as to which the Court of Chancery determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following such determination), which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, or for which the Court of Chancery does not have subject matter jurisdiction. Any person or entity purchasing or otherwise acquiring or holding any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article TWELFTH.